Sub-Item 77O
Rule 10f-3 Transaction

DREYFUS PREMIER MANAGER FUNDS II
- Dreyfus Premier Balanced Opportunity Fund


On January 9, 2008, Dreyfus Premier Balanced Opportunity Fund, a series of Dreyfus Premier Manager Funds II (the "Fund"), purchased $130,000 of a corporate bond issued by Kroger Co. (6.15 1/15/2020, CUSIP No.: 501044CH2) (the "Bonds") at a purchase price of $99.749 per unit. The Bonds were purchased from an underwriting syndicate of which BNY Capital Markets, Inc., an affiliate of the Fund, was a member. BNY Capital Markets, Inc. received no benefit in connection with the transaction. The following is a list of the syndicate's primary members:

BNY Capital Markets, Inc.
Citigroup Global Markets
RBS Greenwich Capital
Bank of America Securities
Bank of New York
CastleOak Securities
JP Morgan
Lazard Capital Markets
Rabobank Nederland
US Bank

Accompanying this statement are materials presented to the Board of Trustees of the Fund, which ratified the purchase as in compliance with the Fund's Rule 10f-3 Procedures, at the Fund's Board meeting held on July 15, 2008.